SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material under ss. 240.14a-12

                                TEREX CORPORATION
                (Name of Registrant as Specified in Its Charter)

 ...............................................................................
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1)  Title of each class of securities to which transaction applies:
        .......................................................................

   (2)  Aggregate number of securities to which transaction applies:
        .......................................................................

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ........................................................................

   (4)  Proposed maximum aggregate value of transaction:
        ........................................................................

   (5)  Total fee paid:
        ........................................................................

[ ]  Fee paid previously by written  preliminary  materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2), and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                ------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
                                                      --------------------------

     (3) Filing Party:
                      ----------------------------------------------------------

     (4) Date Filed:
                    ------------------------------------------------------------

                                TEREX CORPORATION
                 500 Post Road East, Westport, Connecticut 06880


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 2002


The Annual Meeting of Stockholders of Terex Corporation (hereafter, the "Company") will be held at the corporate offices of Terex Corporation, 500 Post Road East, Suite 320, Westport, Connecticut, on Thursday, May 16, 2002, at 10:00 a.m., local time, for the following purposes:

     1. To elect seven (7) directors to hold office for one year or until their successors are duly elected and qualified.

     2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for 2002.

     3. To approve an amendment to the Terex Corporation 2000 Incentive Plan to increase the number of shares of the Company's common stock available for grant thereunder.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors of the Company has fixed the close of business on March 28, 2002 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting.

EVERY STOCKHOLDER'S VOTE IS IMPORTANT. While all stockholders are invited to attend the Annual Meeting, we urge you to vote whether or not you will be present at the Annual Meeting. You may vote by telephone, via the Internet or by completing, dating and signing the accompanying proxy card and returning it in the envelope provided. No postage is required if the proxy card is mailed in the United States. You may withdraw your proxy or change your vote at any time before your proxy is voted, either by voting in person at the Annual Meeting, by proxy, by telephone or by the Internet. Please vote promptly in order to avoid the additional expense of further solicitation.


                                          By order of the Board of Directors,


                                          Eric I Cohen
                                          Secretary

April 1, 2002
Westport, Connecticut

                                TEREX CORPORATION
                               500 Post Road East
                           Westport, Connecticut 06880


                             Proxy Statement for the
                         Annual Meeting of Stockholders
                           to be held on May 16, 2002


         This Proxy Statement is furnished to stockholders of Terex Corporation ("Terex" or the "Company") in connection with the solicitation of proxies by and on behalf of the Company's Board of Directors (the "Board") for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on May 16, 2002, at the corporate offices of Terex Corporation, 500 Post Road East, Suite 320, Westport, Connecticut, and at any adjournments or postponements thereof (collectively, the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice").

         The Notice and proxy card (the "Proxy") accompany this Proxy Statement. This Proxy Statement and the accompanying Notice, Proxy and related materials are being mailed on or about April 5, 2002 to each stockholder entitled to vote at the Meeting. As of March 28, 2002, the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting, the Company had outstanding 38,539,787 shares of common stock, $.01 par value per share (the "Common Stock").

         Proxies that are properly executed, returned to the Company and not revoked will be voted in accordance with the specifications made. Where no specifications are given, such Proxies will be voted as the management of the Company may propose. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed form of Proxy will have discretionary authority to vote according to their best judgment.

         Each share of Common Stock is entitled to one vote per share for each matter to be voted on at the Meeting. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy is required for the approval of any matters voted upon at the Meeting, other than the election of directors. The election of directors will require the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy. A quorum of stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock representing a majority of the aggregate number of votes entitled to be cast. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. With respect to the election of directors, abstentions and broker non-votes will not be considered in determining whether nominees have received the vote of a plurality. With respect to the other matters to be voted upon at the Meeting, abstentions will have the effect of a negative vote and broker non-votes will have no effect on the outcome of the vote.

         Proxy solicitations will be made primarily by mail, but solicitations may also be made by telephone, via the Internet or by personal interviews conducted by officers or employees of the Company. All costs of solicitations, including (a) printing and mailing of this Proxy Statement and accompanying material, (b) the reimbursement of brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the Company's stock, and (c) supplementary solicitations to submit Proxies, if any, will be borne by the Company.

         Any stockholder giving a Proxy has the right to attend the Meeting to vote his or her shares of Common Stock in person (thereby revoking any prior Proxy). Any stockholder also has the right to revoke the Proxy at any time by executing a later-dated Proxy, by telephone or via the Internet or by written revocation received by the Secretary of the Company prior to the time the Proxy is voted. All properly executed and unrevoked Proxies delivered pursuant to this solicitation, if received at or prior to the Meeting, will be voted at the Meeting.

         In order that your shares of Common Stock may be represented at the Meeting, you are requested to select one of the following methods:

     Voting by Mail
     o        indicate your instructions on the Proxy;
     o        date and sign the Proxy;
     o        mail the Proxy promptly in the enclosed envelope; and
     o allow sufficient time for the Proxy to be received by the Company prior to the Meeting.

     Voting by Telephone
     o        use the toll-free number provided in the Proxy; and
     o        follow the specific instructions provided.

     Voting via the Internet
     o        log onto the Company's voting website (www.voteproxy.com) provided in the Proxy; and
     o        follow the specific instructions provided.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         At the Meeting, seven directors of the Company are to be elected to hold office until the Company's next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Directors shall be elected by a plurality of the votes of shares of Common Stock represented at the Meeting in person or by proxy. Unless marked to the contrary, the Proxies received by the Company will be voted FOR the election of the seven nominees listed below, all of whom are presently members of the Board. Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected. However, should any of the nominees for director decline or become unable to accept nomination if elected, it is intended that the Board will vote for the election of such other person as director as it shall designate. The Company has no reason to believe that any nominee will decline or be unable to serve if elected.

         The information set forth below has been furnished to the Company by the nominees and sets forth for each nominee, as of March 1, 2002, such nominee's name, business experience during the past five years, other directorships held and age. There is no family relationship between any nominee and any other nominee or executive officer of the Company. For information regarding the beneficial ownership of the Common Stock by the current directors of the Company, see "Security Ownership of Management and Certain Beneficial Owners."

The Board of Directors recommends that the stockholders vote FOR the following nominees for director.

                                                                      First Year
                                            Positions and             As Company
      Name             Age              Offices with Company           Director


Ronald M. DeFeo         49     Chairman of the Board, President,         1993
                               Chief Executive Officer,
                               Chief Operating Officer and Director

G. Chris Andersen       63                    Director                   1992

Don DeFosset            53                    Director                   1999

William H. Fike         65                    Director                   1995

Dr. Donald P. Jacobs    74                    Director                   1998

Marvin B. Rosenberg     61                    Director                   1992

David A. Sachs          42                    Director                   1992



     Ronald M. DeFeo was appointed President and Chief Operating Officer of the Company on October 4, 1993, Chief Executive Officer of the Company on March 24, 1995 and Chairman of the Board on March 4, 1998. Mr. DeFeo joined the Company in May 1992 as President of the Company's then Heavy Equipment Group. A year later, he also assumed the responsibility of serving as the President of the Company's former Clark Material Handling Company subsidiary. Prior to joining the Company on May 1, 1992, Mr. DeFeo was a Senior Vice President of J.I. Case Company, the former Tenneco farm and construction equipment division, and also served as a Managing Director of Case Construction Equipment throughout Europe. While at J.I. Case, Mr. DeFeo was also a Vice President of North American Construction Equipment Sales and General Manager of Retail Operations. Mr. DeFeo serves as a director of United Rentals, Inc. (a customer of the Company) and Kennametal Inc.

     G. Chris Andersen was a Vice Chairman of PaineWebber Incorporated from March 1990 through 1995. Mr. Andersen is currently a partner of Andersen, Weinroth & Co. L.P., a private merchant banking firm, and also serves as a director of Headway Corporate Resources, Inc. and as Chairman of the Board of Millenium Cell Inc.

     Don DeFosset has served since November 2, 2000 as President and CEO, and since March 1, 2002 as Chairman, of Walter Industries, Inc., a diversified company with principal operating businesses in homebuilding and home financing, water transmission products, energy services, and specialty aluminum products. Previously, he was Executive Vice President and Chief Operating Officer of Dura Automotive Systems, Inc., a global supplier of engineered systems, from October 1999 through June 2000. Before joining Dura, Mr. DeFosset served as a Corporate Executive Vice President, President of the Truck Group and a member of the Office of Chief Executive Officer of Navistar International Corporation from October 1996 to August 1999. Mr. DeFosset serves as a director of Walter Industries, Inc.

     William H. Fike is currently President of Fike & Associates, a consulting firm. Mr. Fike retired as the Vice Chairman and Executive Vice President of Magna International Inc., an automotive parts manufacturer based in Ontario, Canada, in February 1999. Prior to joining Magna in August 1994, Mr. Fike was employed by Ford Motor Company from 1966 to 1994, where he served most recently as a Corporate Vice President and as President of Ford Europe. Mr. Fike currently serves as a director of Magna and Millenium Cell Inc.

     Dr. Donald P. Jacobs is Dean Emeritus of the J.L. Kellogg Graduate School of Management at Northwestern University. In addition to serving as a director of Hartmarx Corporation, ProLogis Trust (formerly Security Capital Industrial Trust), CDW Computer Centers, Inc. (Computer Discount Warehouse), and Greenwich Associates, Dr. Jacobs previously served as Chairman of the Public Review Board of Arthur Andersen & Co. and Chairman of the Board of Amtrak.

     Marvin B. Rosenberg retired as Senior Vice President, Secretary and General Counsel of the Company on December 31, 1997. Mr. Rosenberg served as Senior Vice President of the Company from January 1, 1994 until his retirement. He also served as Secretary and General Counsel of the Company from 1987 until his retirement. From 1987 through 1993, Mr. Rosenberg served as General Counsel of KCS Industries, L.P., a Connecticut limited partnership, and its predecessor, KCS Industries, Inc. (collectively, "KCS"), an entity that, until December 31, 1993, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries.

     David A. Sachs is a Managing Director of Ares Management, L.P., an investment management firm, and is a principal of Onyx Partners, Inc., a merchant banking firm. From 1990 to 1994, Mr. Sachs was employed at TMT-FW, Inc., an affiliate of Taylor & Co., a private investment firm based in Fort Worth, Texas. Mr. Sachs serves as a director of Evercom, Inc.

     The Board met eight times in 2001 at regularly scheduled and special meetings, including telephonic meetings. All of the directors in office during 2001 attended at least 75% of the meetings of the Board and all committees of the Board on which he served during 2001, except for Dr. Jacobs, who attended nine of the thirteen meetings of the Board and the committees of the Board on which served during 2001. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Audit Committee of the Board of Directors consists of Messrs. Sachs (chairperson), DeFosset and Jacobs. The Audit Committee met four times during 2001. The Audit Committee assists the Board in fulfilling its oversight responsibilities by meeting regularly with the Company's independent accountants and operating and financial management personnel. The Audit Committee reviews the audit performed by the Company's independent accountants and reports the results of such audit to the Board. The Audit Committee reviews the Company's annual financial statements and all material financial reports provided to the stockholders and reviews the Company's internal auditing, accounting and financial controls. The Audit Committee also reviews related party transactions. All of the members of the Audit Committee are independent directors as determined pursuant to the listing standards of the New York Stock Exchange ("NYSE"). In addition, the Audit Committee operates under a written charter adopted by the Board of Directors and intended to comply with the applicable requirements of the Securities and Exchange Commission ("SEC") and the NYSE. See "Audit Committee Report."

     The Compensation Committee of the Board of Directors consists of Messrs. Andersen (chairperson), Fike and Sachs. The Compensation Committee met five times during 2001. The Compensation Committee establishes compensation arrangements for executive officers and for certain other key management personnel. See "Executive Compensation - Compensation Committee Report."

         The Nominating Committee of the Board of Directors consists of Messrs. Fike (chairperson), Andersen and Jacobs. The Nominating Committee met one time during 2001. The Nominating Committee recommends nominees to fill vacancies on the Board of Directors. The Nominating Committee will consider nominees for election as director who are recommended by the Company's stockholders. For details on how stockholders may submit nominations for director, see "Stockholder Proposals."

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the Company's Common Stock, by each director, by each executive officer of the Company named in the summary compensation table below, and by all directors and executive officers as a group, as of March 1, 2002 (unless otherwise indicated below). Each person named in the following table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Shares of Common Stock that any person has a right to acquire within 60 days after March 1, 2002, pursuant to an exercise of options or otherwise, are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.

                                               Amount and Nature of     Percent
Name and Address of Beneficial Owner           Beneficial Ownership    of Class


  Mellon Financial Corporation                      3,796,994 (1)           9.9%
     One Mellon Center
     Pittsburgh, PA  15258

  ICM Asset Management, Inc.                        2,345,375 (2)           6.1%
    W. 601 Main Avenue, Suite 600
    Spokane, WA  99201

  Wellington Management Company, LLP                2,288,250 (3) (4)       6.0%
    75 State Street
    Boston, MA  02109

  Hartford Capital Appreciation HLS Fund, Inc.      2,000,000 (3) (4)       5.2%
    200 Hopmeadow Road
    Simsbury, CT  06089

  G. Chris Andersen                                   155,342 (5)            *
    c/o Andersen, Weinroth & Co., L.P.
    1330 Avenue of the Americas, 36th Floor
    New York, NY  10019

  Ronald M. DeFeo                                     553,710 (6)           1.4%
    c/o Terex Corporation
    500 Post Road East
    Westport, CT  06880

  Don DeFosset                                         13,473 (7)             *
    c/o Walter Industries
    1500 North Dale Mabry Hwy.
    Tampa, FL  33607

                                               Amount and Nature of      Percent
Name and Address of Beneficial Owner           Beneficial Ownership     of Class


  William H. Fike                                      67,201 (8)              *
    15630 Queensferry Drive
    Fort Myers, FL  33912

  Dr. Donald P. Jacobs                                 14,810                  *
    c/o J.L. Kellogg Graduate School
     of Management
    Northwestern University
    2001 Sheridan Road
    Evanston, IL  60208

  Marvin B. Rosenberg                                  20,726                  *
    3228 Pignatelli Crescent
    Mt. Pleasant, SC  29466

  David A. Sachs                                      146,648 (9)              *
    c/o Ares Management, L.P.
    1999 Avenue of the Stars, Suite 1900
    Los Angeles, CA  90067

  Filip Filipov                                       144,905 (10)             *
    100 East Huron Street, Unit 4703
    Chicago, IL  60611

  Ernest R. Verebelyi                                  90,656 (11)             *
    c/o Terex Corporation
    500 Post Road East
    Westport, CT  06880

  Colin Robertson                                      59,150 (12)             *
    c/o Terex Corporation
    500 Post Road East
    Westport, CT  06880

  Eric I Cohen                                         74,757 (13)             *
    c/o Terex Corporation
    500 Post Road East
    Westport, CT  06880

  All directors and executive officers              1,591,635 (14)          4.1%
    as a group (16 persons)

------------------------
*           Amount owned does not exceed one percent (1%) of the class so owned.


(1) Mellon Financial Corporation ("Mellon") filed a Schedule 13G (a "Schedule 13G"), dated January 8, 2002, pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), reflecting the beneficial ownership of 3,796,994 shares of Common Stock. This includes 2,420,120 shares beneficially owned by Mellon Bank N.A. and 2,060,715 shares of Common Stock beneficially owned by The Dreyfus Corporation, both subsidiaries of Mellon.

(2) ICM Asset Management, Inc. ("ICM") filed a Schedule 13G dated February 5, 2002 reflecting the beneficial ownership of 2,345,375 shares of Common Stock. James M. Simmons, President of ICM, may be deemed to exercise control over ICM and thus may be deemed to be a beneficial owner of such shares.

(3) Wellington Management Company, LLP ("WMC") filed a Schedule 13G, dated February 14, 2002, reflecting the beneficial ownership of 2,288,250 shares of Common Stock. This amount includes all of the shares beneficially owned by Hartford Capital Appreciation HLS Fund, Inc., an investment advisory client of WMC, as described below.

(4)      Hartford Capital Appreciation HLS Fund, Inc. ("Hartford") filed a
         Schedule 13G, dated February 11, 2002, reflecting the beneficial ownership of 2,000,000 shares of Common Stock. This amount also is included in the shares beneficially owned by WMC, an investment advisor of Hartford, as described above.

(5) Includes 61,402 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(6) Includes 188,547 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(7) Includes 2,523 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(8) Includes 34,571 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(9) Includes 3,800 shares of Common Stock owned by Mr. Sachs' wife. Mr. Sachs disclaims the beneficial ownership of such shares. Also includes 54,889 shares of Common Stock issuable upon the exercise of options exercisable within 60 days. This includes 15,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days held by certain trusts for Mr. Sachs' children, the beneficial ownership of which Mr. Sachs disclaims.

(10) Includes 50,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(11) Includes 22,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(12) Includes 23,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(13) Includes 25,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(14) Includes 550,182 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

                               EXECUTIVE OFFICERS

         The following table sets forth, as of March 1, 2002, the respective names and ages of the Company's executive officers, indicating all positions and offices held by each such person. Each officer is elected by the Board to hold office for one year or until his successor is duly elected and qualified.

  Name                        Age         Positions and Offices with Company


  Ronald M. DeFeo             49          Chairman of the Board, President,
                                          Chief Executive Officer, Chief
                                          Operating Officer  and Director

  Filip Filipov               55          Executive Vice President

  Ernest R. Verebelyi         54          Group President, Terex Americas

  Colin Robertson             37          President, Terex Europe

  Thys de Beer                54          President, Terex Mining

  Eric I Cohen                43          Senior Vice President, Secretary
                                          and General Counsel

  Joseph F. Apuzzo            46          Chief Financial Officer

  Brian J. Henry              43          Vice President, Finance and
                                          Business Development

  Kevin M. O'Reilly           37          Vice President, Investor Relations and
                                          Corporate Communications

  Kevin Barr                  42          Vice President, Human Resources

     For information regarding Mr. DeFeo, refer to the table listing nominees in the prior section "Proposal 1: Election of Directors."

     Filip Filipov was named Executive Vice President of the Company on May 1, 2001. Prior to that, he served as President of Terex Lifting since November 1, 1998, and had served as President and CEO of Terex Cranes since March 1995. Mr. Filipov served as President and CEO of the Company's Koehring division from 1993 to 1995, and was managing director of Clark Material Handling Company in Germany. Prior to joining the Company, Mr. Filipov served as divisional president of Tenneco, Inc., and was Vice President, Construction Equipment Europe at J.I. Case Co. from 1988 to 1992.

     Ernest R. Verebelyi became Group President of Terex Americas on October 1, 2001, after having been named Group President of Terex Americas and Mining on May 1, 2001. Previously, Mr. Verebelyi had served as President of Terex Earthmoving since October 22, 1998. Before joining the Company, Mr. Verebelyi served as Executive Vice President, Operations of General Signal Corporation. From 1991 to 1996, Mr. Verebelyi worked for Emerson Electric Company in St. Louis in various capacities, the last being Executive Vice President. Prior to 1991, Mr. Verebelyi spent six years with Hussmann Corporation and 14 years with General Electric in various executive positions.

     Colin Robertson became President of Terex Europe on May 1, 2001. Mr. Robertson previously held the position of Managing Director for both the Construction and Powerscreen groups of the Company since July 2000 and before that was Managing Director for the Construction group from September 1998. Prior to that, he was the General Manager of the Company's crane operations in Waverly, Iowa, in 1998 and of the Company's Terex Equipment Limited operation in 1996 and 1997. Before joining the Company in October 1994, Mr. Robertson spent 12 years in positions of increasing responsibility with J.I. Case Co. and Cummins Engine Company.

     Thys de Beer became President of Terex Mining on October 1, 2001. Before joining the Company, Mr. de Beer was employed at Metso Minerals Inc., formerly known as Nordberg, Inc., where he was President and CEO from 1993 to 1999 and was named Chairman of the Board in 1999. Prior to joining Nordberg, Mr. de Beer worked in the coal, gold and hard metal mining industry for 17 years for Rand Mines Pty., Ltd., a major global mining company.

         Eric I Cohen became Senior Vice President, Secretary and General Counsel of the Company on January 1, 1998. Prior to joining the Company, Mr. Cohen was a partner with the New York City law firm of Robinson Silverman Pearce Aronsohn & Berman LLP since January 1992 and an associate attorney with that firm from 1983 to 1992.

     Joseph F. Apuzzo was appointed Chief Financial Officer of the Company on October 21, 1999. Mr. Apuzzo previously held the positions of Vice President-Corporate Finance, Vice President-Finance and Controller, and Vice President, Corporate Controller since joining the Company on October 9, 1995. Mr. Apuzzo was Vice President of Corporate Finance at D'Arcy Masius Benton & Bowles, Inc. from September 1994 until October 1995. Mr. Apuzzo was employed by Price Waterhouse LLP in various capacities from 1983 until September 1994.

     Brian J. Henry was appointed Vice President, Finance and Business Development on June 1, 1998. Mr. Henry previously held the positions of Vice President-Finance and Treasurer, and Vice President-Corporate Development and Acquisitions. Mr. Henry also served as the Company's Director of Investor Relations. Mr. Henry has been employed by the Company since 1993. He was employed by KCS from 1990 until 1993.

     Kevin M. O'Reilly became Vice President, Investor Relations and Corporate Communications of the Company on July 1, 2001. He was previously the Controller of the Company since September 1998. Prior to joining the Company, Mr. O'Reilly was employed by Price Waterhouse LLP in various capacities from 1987 through 1998.

     Kevin Barr was named Vice President, Human Resources of the Company on September 25, 2000. Prior to joining the Company, Mr. Barr served as Vice President-Human Resources at DBT Online since 1998. From 1995 to 1998, Mr. Barr was at Nabisco, Inc. as Vice President-Human Resources, Asia/Pacific. Prior to that, Mr. Barr served as Vice President-Human Resources, Asia/Pacific and Latin America with Dun and Bradstreet Corporation from 1990 to 1995, and in various human resources executive positions at the Chase Manhattan Bank, N.A. from 1981 to 1990.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The Summary Compensation Table below shows the compensation for the past three fiscal years of the Company's Chief Executive Officer and its four other highest paid executive officers who had 2001 earned qualifying compensation in excess of $100,000 (the "Named Executive Officers").

                                              Summary Compensation Table

-----------------------------------------------------------------------------------------------------------------------
                                              Annual Compensation               Long-Term Compensation
                                      -------------------------------------    --------------------------
                                                                                       Awards
                                                                               --------------------------

                                                                  Other        Restricted    Securities    All Other
                                                                 Annual          Stock       Underlying     Compen-
          Name and                     Salary     Bonus          Compen-         Awards       Options/       Sation
     Principal Position        Year      ($)        ($)        sation ($)(1)    ($)(2)(3)      SARS (#)      ($)(4)
     ------------------        ----   --------  ----------     -------------   ------------  ------------  ----------

Ronald M. DeFeo                2001   $655,000   $  550,000    $28,000          $890,000      100,000      $24,950
   Chairman, President,        2000    630,000    1,000,000     25,000             -0-          -0-         11,859
   Chief Executive             1999    600,000    1,200,000     81,000             -0-        100,000       11,612
   Officer and
   Chief  Operating  Officer

Filip Filipov                  2001    390,280      175,000    116,506 (5)       267,000       50,000      105,810 (6)
   Executive Vice President    2000    375,000      400,000    115,760 (5)          -0-         - 0 -      279,712
                               1999    360,000      375,000     79,125         1,130,000        - 0 -       93,444

Ernest R. Verebelyi            2001    385,000       75,000     19,438           267,000       50,000       18,322
   Group President,            2000    365,000      325,000     13,688             -0-          - 0 -       15,013
   Terex Americas              1999    323,750      475,000     26,353           988,750        - 0 -       22,006

Colin Robertson (7)            2001    262,964      165,704       -0-            133,500       20,000      22,967 (8)
   President, Terex Europe     2000    182,543      237,431       -0-            266,750 (9)   13,000      16,689
                               1999    177,700      152,130       -0-                -0-          -0-      15,992

Eric I Cohen                   2001    275,000      150,000        -0-           178,000       35,000        9,263
   Senior Vice President,      2000    242,000      175,000        -0-               -0-          -0-        6,676
   Secretary and General       1999    230,000      200,000      5,000           706,250       20,000        6,552
   Counsel

----------------------

(1) Other Annual Compensation includes the Company's matching contribution to a deferred compensation plan, which matching contribution is made in Common Stock.

(2) On April 5, 2001 grants of Restricted Stock were made under the Terex Corporation 2000 Long-Term Incentive Plan (the "2000 Plan") to Mr. DeFeo (50,000 shares), Messrs. Filipov and Verebelyi (15,000 shares each), Mr. Cohen (10,000 shares) and Mr. Robertson (7,500 shares). The value of the Restricted Stock granted to such Named Executive Officers set forth in the table above for 2001 is based on the closing stock price on the NYSE of the Common Stock of $17.80 per share on April 5, 2001. The value of such Restricted Stock as of December 31, 2001, based on a closing stock price on the NYSE of Common Stock of $17.54 per share, was $877,000 for Mr. DeFeo, $263,100 for each of Messrs. Filipov and Verebelyi, $175,400 for Mr. Cohen and $131,550 for Mr. Robertson.

         With respect to each grant of Restricted Stock made to a Named Executive Officer other than Mr. DeFeo on April 5, 2001, the shares of Restricted Stock awarded in each such grant vest in equal increments on each of the first four

                                         (footnotes continued on following page)

         (footnotes continued from preceding page)

         anniversaries of April 5, 2001. With respect to the grant of Restricted Stock made to Mr. DeFeo on April 5, 2001, the shares of Restricted Stock awarded in such grant vest as follows: 30,000 of the shares of Restricted Stock awarded in such grant vest in equal increments on each of the first four anniversaries of April 5, 2001; the other 20,000 shares of Restricted Stock awarded in such grant vest if and when the closing stock price on the NYSE of the Common Stock equals or exceeds $33.60. Upon the earliest to occur of a change in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such Restricted Stock grant shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

(3) On September 9, 1999, grants of Restricted Stock were made under the Terex Corporation 1996 Long-Term Incentive Plan (the "1996 Plan") to Mr. Filipov (40,000 shares), Mr. Verebelyi (35,000 shares), and Mr. Cohen (25,000 shares). The value of the Restricted Stock granted to such Named Executive Officers set forth in the table above for 1999 is based on the closing stock price on the NYSE of the Common Stock of $28.25 per share on September 9, 1999. The value of such Restricted Stock as of December 31, 2001, based on a closing stock price on the NYSE of Common Stock of $17.54 per share, was $701,600 for Mr. Filipov, $613,900 for Mr. Verebelyi, and $438,500 for Mr. Cohen.

         With respect to each grant of Restricted Stock made to Named Executive Officers on September 9, 1999, vesting is as follows: one half of the shares of Restricted Stock awarded in each such grant vests in equal increments on each of the first four anniversaries of September 9, 1999; one quarter of the shares of Restricted Stock awarded in each such grant vests if and when the closing stock price on the NYSE of the Common Stock equals or exceeds $45.00; and one quarter of the shares of Restricted Stock awarded in each such grant vests if and when the closing stock price on the NYSE of the Common Stock equals or exceeds $50.00; provided, that if the $45.00 and $50.00 vesting events both occur in the same calendar year, only one grant will vest at such time and the other grant will vest on January 1 of the following year. Upon the earliest to occur of a change in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such Restricted Stock grant shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

(4)      The amounts shown for 2001 include:

          (a) Company matching contributions to a defined contribution plan ($6,800 for each of Mr. DeFeo, Mr. Filipov, Mr. Verebelyi and Mr. Cohen);

          (b) Company contributions to an employee stock purchase plan ($1,817 for Mr. DeFeo, $230 for Mr. Filipov, $2,717 for Mr. Verebelyi and $378 for Mr. Cohen); and

          (c) Premiums paid by the Company with respect to life insurance for the benefit of the Named Executive Officers ($16,333 for Mr. DeFeo, $8,780 for Mr. Filipov, $8,805 for Mr. Verebelyi and $2,085 for Mr. Cohen).

(5) In addition to a $15,000 matching contribution to a deferred compensation plan in each of 2001 and 2000 as described in footnote
         (1), the amount shown for 2001 and 2000 for Mr. Filipov includes:

          (a) $66,000 in each of 2001 and 2000 for certain expenses related to an office maintained by Mr. Filipov in Chicago; and

          (b) $35,506 in 2001 and $34,760 in 2000 for certain travel expenses incurred by Mr. Filipov's wife.

(6) In addition to the amounts described in footnote (4), the amount shown for 2001 for Mr. Filipov includes:

          (a) $60,000 contribution by the Company to a deferred compensation plan; and

          (b)  $30,000 contribution by the Company to an employee pension plan.

(7) Mr. Robertson receives his compensation in British pounds. Amounts shown are converted into U.S. dollars at an average rate of exchange for the applicable year (for 2001, one British pound = $1.4409; for 2000, one British pound = $1.5169; and for 1999, one British pound = $1.6184).

(8) The amount shown for 2001 for Mr. Robertson includes a $22,967 contribution by the Company to an employee pension plan.

(9) On June 21, 2000, Mr. Robertson received a grant of 15,000 shares of Restricted Stock under the 1996 Plan and on July 10, 2000 Mr. Robertson received a grant of 4,000 shares of Restricted Stock under the 1996 Plan. The value of the Restricted Stock granted to Mr. Robertson set forth in the table above for 2000 is based on the closing stock price on the NYSE of the Common Stock on the date of each such grant, $14.00 per share on June 21, 2000 and $14.1875 per share on July 10, 2000. The value of such Restricted Stock as of December 31, 2001, based on a closing stock price on the NYSE of Common Stock of $17.54 per share, was $333,260.

         The shares of Restricted Stock awarded to Mr. Robertson in each such grant vest in equal increments on each of the first four anniversaries of the date of grant. Upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Robertson, any unvested portion of such Restricted Stock grant shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

Stock Option Grants in 2001

         The following table sets forth information on grants of stock options during 2001 to the Named Executive Officers. The number of stock options granted to the Named Executive Officers during 2001 is also listed in the Summary Compensation Table in the column entitled "Securities Underlying Options/SARs." The exercise price of the options equaled or exceeded the fair market price of the Common Stock at the time of the grant.


                                          Stock Option/SAR Grants in 2001
                                                  Individual Grants
                       ---------------------------------------------------------------------------------------------
                         Number of
                         Securities       % of Total                                    Potential Realizable Value
                         Underlying    Options Granted     Exercise or                  at Assumed Annual Rates of
                          Options      to Employees in     Base Price     Expiration    Stock Price Appreciation
        Name           Granted(#)(1)     Fiscal Year        ($/Sh)          Date          for Option Term
        ----           -------------   ---------------     -----------    ----------    --------------------------
                                                                                          5%($)         10%($)
                                                                                        -------         ------
Ronald M. DeFeo           100,000           11.8%            $16.80        4/5/2011    $1,056,543     $2,677,487

Filip Filipov              50,000            5.9%            $16.80        4/5/2011      $528,271     $1,338,744

Ernest R. Verebelyi        50,000            5.9%            $16.80        4/5/2011      $528,271     $1,338,744

Colin Robertson            20,000            2.4%            $16.80        4/5/2011      $211,309       $535,497

Eric I Cohen               35,000            4.1%            $16.80        4/5/2011      $369,790       $937,121

------------------

(1) These options were granted under the 2000 Plan. These options are "incentive stock options" that vest in equal one-quarter installments on the anniversary date of the grant over a four-year period.


Aggregated Option Exercises in 2001 and Year-End Option Values

         The table below summarizes options exercised during 2001 and year-end option values of the Named Executive Officers listed in the Summary Compensation Table.

         Aggregated Option Exercises in 2001 and Year-End Option Values

                                                       Number of Securities      Value of Unexercised
                                                       Underlying Unexercised    In-the-Money Options
                        Shares                         Options at Year-End (#)     at Year-End ($)(1)
                        Acquired on   Value Realized
  Name                  Exercise (#)       ($)         Exercisable/Unexercisable Exercisable/Unexercisable

  Ronald M. DeFeo            - 0 -        - 0 -          147,497/186,250         $739,248/$74,000
  Filip Filipov             55,000       $832,859          37,500/62,500            66,375/59,125
  Ernest R. Verebelyi        - 0 -        - 0 -            10,000/55,000            27,900/50,950
  Colin Robertson            - 0 -        - 0 -            16,250/32,250            28,567/58,246
  Eric I Cohen               - 0 -        - 0 -            16,250/38,750            39,825/39,175

---------------------

(1) Based on the closing price of the Company's Common Stock on the NYSE on December 31, 2001 of $17.54.

Long-Term Incentive Plan Awards in 2001

     No long-term compensation awards were made during 2001 under the Terex Corporation 1999 Long-Term Incentive Plan ("LTIP") or otherwise to the Named Executive Officers listed in the Summary Compensation Table.

Pension Plans

     The Company maintains four defined benefit pension plans covering certain domestic employees, including, as described below, certain officers of the Company or its subsidiaries. Retirement benefits for the plans covering the salaried employees are based primarily on years of service and employees' qualifying compensation during the final years of employment. In addition, certain of the Company's foreign subsidiaries maintain defined benefit pension plans for their employees and/or executives.

     Mr. DeFeo and Mr. Filipov participate in the Terex Corporation Salaried Employees' Retirement Plan, which was merged into the Terex Corporation
Retirement Program for Salaried Employees on June 30, 2000 (the "Retirement Plan"). None of the other Named Executive Officers participate in the Retirement Plan. Participation in the Retirement Plan was frozen as of May 7, 1993.

     Participants in the Retirement Plan with five or more years of eligible service are fully vested and entitled to annual pension benefits beginning at age 65. Retirement benefits under the Retirement Plan are equal to the product of (i) the participant's years of service (as defined in the Retirement Plan) and (ii) 1.02% of final average earnings (as defined in the Retirement Plan) plus 0.71% of such compensation in excess of amounts shown on the applicable Social Security Integration Table for participants born prior to 1938. For participants born during 1938-1954, the formula is modified by replacing the 1.02% and 0.71% figures with 1.08% and 0.65%, respectively. For participants born after 1954, the formula is modified by replacing the 1.02% and 0.71% figures with 1.13% and 0.60%, respectively. Service in excess of 25 years is not recognized. There is no offset for primary Social Security. Participation in the Retirement Plan was frozen as of May 7, 1993, and no participants, including Mr. DeFeo and Mr. Filipov, will be credited with service following such date. However, participants not currently fully vested will be credited with service for purposes of determining vesting only. The annual retirement benefits payable at normal retirement age under the Retirement Plan will be $4,503 for Mr. DeFeo and $254 for Mr. Filipov.

     Mr. Filipov also participates in a pension plan maintained by PPM S.A.S., one of the Company's foreign subsidiaries, which provides a pension benefit to employee participants based primarily on amounts contributed. To receive a benefit, employees must participate a minimum of eight years. Commencing on the later of November 2004 or Mr. Filipov's retirement, Mr. Filipov will be entitled to withdraw either annually or quarterly from this pension. At December 31, 2001, the aggregate amount in Mr. Filipov's PPM S.A.S. pension was approximately $173,627.

     Mr. Robertson has participated since 1994 in the Terex Equipment Pension Scheme maintained by Terex Equipment Limited, one of the Company's foreign subsidiaries. Contributions to the pension plan are 10% of base salary from Terex Equipment Limited and 5% of base salary from the employee. At the normal retirement age of 65, Mr. Robertson's projected pension would be 2/3 of the earnings cap on pensions, less any retained benefits. The earnings cap is currently approximately $140,000.


Compensation of Directors

     Directors who are employees of the Company receive no additional compensation by virtue of their being directors of the Company. For their service, outside directors receive an annual retainer, as described below. All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board and committee meetings.

     The compensation program for outside directors is designed primarily to encourage outside directors to receive the annual retainer for Board service in Common Stock or in options for Common Stock, or both, to enable directors to defer receipt of their fees and to satisfy the Company's Common Stock ownership objective for outside directors.

     Under the program, outside directors receive annually the equivalent of $50,000 for service as a Board member (or a prorated amount if a director's service begins other than on the first day of the year). Each director elects annually, for the particular year, to receive this fee in (i) shares of Common Stock currently, (ii) options to purchase shares of Common Stock currently,
(iii) shares of Common Stock on a deferred basis, (iv) cash to be contributed to the Company's Deferred Compensation Plan, or (v) any combination of the four preceding alternatives. The total for any year of the (i) number of shares paid,
(ii) the number of shares covered by options granted, and (iii) the number of shares deferred may not exceed 7,500 (as such number may be adjusted to take into account any change in the capital structure of the Company by reason of any stock split, stock dividend or recapitalization). If a director elects to receive shares of Common Stock currently, then 40% of this annual retainer (or $20,000) is paid in cash to offset the tax liability related to such election. If a director elects to receive cash, this cash must be contributed into the Common Stock account of the Company's Deferred Compensation Plan, unless the director has already satisfied the Company's Common Stock ownership objective described below, in which case the funds may be invested in an interest-bearing account in the Company's Deferred Compensation Plan.

     For purposes of calculating the number of shares of Common Stock or number of options into which the fixed sum translates, Common Stock is valued at its closing price on the NYSE on the payment or grant date (the first trading day of any year or any other applicable date). In respect of options that a director elects to receive, the price of the Common Stock, determined as above, is adjusted to reflect year-to-year volatility in the market price of the Common Stock. This adjusted price is the value of the underlying option at the time of grant. For 2002 the options were valued at 25% of fair market value of Common Stock on the date of grant. Options vest immediately upon grant and have a five-year term.

     In addition, each director who serves as chairperson of a committee of the Board receives an annual retainer of $2,500, payable in cash, and each director who serves as a member of a committee (including any committee that the director chairs) receives an annual retainer of $2,500, payable in cash. For a director whose service begins other than on the first day of the year, any retainer is prorated. Directors may elect to defer receipt of retainers for committee service in Common Stock or cash or a combination of both.

     Board retainers and committee retainers (or portions of either) that a director elects to defer in Common Stock under the Company's Deferred Compensation Plan are credited to a Common Stock account. Any Board or committee retainers that are deferred into the Common Stock account receive a matching 25% contribution from the Company. Board retainers and committee retainers (or portions of either) that a director elects to defer in cash are credited to an interest-bearing account under the Company's Deferred Compensation Plan and earn interest, which is compounded annually. The rate of interest at December 31, 2001 was approximately 7.32% per annum. Payment of any deferral (whether in Common Stock or cash) is deferred until the director's termination of service or such earlier date as the director specifies when electing the applicable deferral.

     The Company's director compensation program also establishes a Common Stock ownership objective for outside directors. Each director is expected to accumulate, over the three-year period commencing January 1, 2000, or, if later, the first three years of Board service beginning on or after January 1, 2000, the number of shares of Common Stock that is equal in market value to three times the annual retainer for Board service ($150,000). Once this ownership objective is achieved, the director is expected to maintain such minimum ownership level. The intent is to encourage acquisition and retention of Common Stock by directors, evidencing the alignment of their interests with the interests of stockholders. To this end, each new director will receive an award of 1,000 shares of Common Stock and, as an incentive to retention, a cash payment equal to 40% of the market value of the shares to defray the income tax liability related to such award.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

     The Company and Ronald M. DeFeo entered into a Second Amended and Restated Employment and Compensation Agreement as of January 1, 2002 (the "DeFeo Agreement"). Pursuant to the DeFeo Agreement, Mr. DeFeo's term of employment with the Company as Chief Executive Officer, reporting to the Board, extends through December 31, 2004. In the event of a Change in Control (as such term is defined in the DeFeo Agreement) on or prior to December 31, 2004, Mr. DeFeo's term of employment would continue for 36 months after such Change in Control.

     Under the DeFeo Agreement, Mr. DeFeo is to receive an initial annual base salary of $655,000, subject to increase by the Board, as well as annual bonuses and long-term incentive compensation during his term of employment in accordance with any plan or plans established by the Company. The Company also agrees to use its best efforts to have Mr. DeFeo elected as a member and Chairman of the Board during the term of the DeFeo Agreement.

     If Mr. DeFeo's employment with the Company is terminated by the Company without Cause or by Mr. DeFeo for Good Reason (each as defined in the DeFeo Agreement), or if the Company elects not to extend the DeFeo Agreement at the end of its term, Mr. DeFeo is to receive, in addition to his salary, bonus and other compensation earned through the time of such termination, (i) two times his base salary, (ii) two times the average of his annual bonuses for the two calendar years preceding termination, (iii) a prorated portion of his bonus for the fiscal year during which such termination occurs, (iv) continuing insurance coverage for up to two years from termination, (v) immediate vesting of unvested stock options and stock grants with a period of one year following termination to exercise his options, and (vi) continuation of all other benefits in effect at the time of termination for up to two years from termination. The cash portion of this payment is spread over a 13-month period following the date of termination, except if such termination occurs within 24 months following a Change in Control, in which event the cash portion is to be paid in a lump sum. In addition, if Mr. DeFeo's employment is terminated by the Company without Cause or by Mr. DeFeo for Good Reason within 24 months following a Change in Control, Mr. DeFeo is entitled to immediate vesting of any unvested performance stock options, stock grants, LTIP awards and other similar awards. The DeFeo Agreement also provides for additional payments to Mr. DeFeo in the event that any payments under the DeFeo Agreement are subject to excise tax under the Internal Revenue Code of 1986, as amended (the "Code"), such that Mr. DeFeo retains an amount of such additional payments equal to the amount of such excise tax.

     If Mr.  DeFeo's  employment  with the Company is terminated for any reason, including for Cause, due to Mr. DeFeo's death or disability, or by Mr. DeFeo voluntarily, or if Mr. DeFeo elects not to extend the DeFeo Agreement at the end of its term, Mr. DeFeo or his beneficiary is to receive, in addition to his salary, bonus and other compensation earned through the time of such termination, (i) any deferred compensation then in effect, (ii) any other compensation or benefits that have vested through the date of termination or to which Mr. DeFeo may then be entitled, including LTIP, stock and stock option awards, and (iii) reimbursement of expenses incurred by Mr. DeFeo through the date of termination but not yet reimbursed. If Mr. DeFeo's employment with the Company is terminated as the result of Mr. DeFeo's death or disability, then Mr. DeFeo or his beneficiary would also be entitled to receive a prorated portion of his bonus for the fiscal year during which such termination occurs.

     The DeFeo Agreement requires Mr. DeFeo to keep certain information of the Company confidential during his employment and thereafter. The DeFeo Agreement also contains an agreement by Mr. DeFeo not to compete with the business of the Company during his term of employment with the Company and for a period of 18 months thereafter (24 months thereafter, if the date of Mr. DeFeo's termination is within 24 months following a Change in Control).

     The Company and Filip Filipov entered into a Contract of Employment as of September 1, 1999, which was supplemented as of April 1, 2000 (the "Filipov Agreement"). The term of the Filipov Agreement runs through August 31, 2004. Pursuant to the Filipov Agreement, Mr. Filipov agrees to continue managing the Company's lifting business and to take on other special assignments from time to time. The Filipov Agreement provides for an annual salary of $360,000 for Mr. Filipov, eligibility for stock option grants and restricted stock awards and a performance bonus scheme with a target of 75% of base compensation. As part of the Filipov Agreement, Mr. Filipov agrees not to compete with the business of the Company through August 31, 2004. The Filipov Agreement contains certain provisions requiring Mr. Filipov to keep certain information of the Company confidential during his employment and thereafter.

     Mr. Filipov or the Company may terminate the Filipov Agreement on two years' notice, and Mr. Filipov also may be terminated by the Company at any time for cause. In addition, Mr. Filipov has the right under the Filipov Agreement to continue his service to the Company on a part-time consulting basis for a period of 36 months following notice to the Company. Mr. Filipov would receive 60% of his base salary as consideration for such services and would be allowed to receive and contribute to certain Company benefits.

     If Mr. Filipov's employment with the Company is terminated within 24 months following a Change in Control, other than for Cause, by reason of death or Permanent Disability, or by Mr. Filipov without Good Reason (each as defined in the Filipov Agreement), Mr. Filipov is to receive (i) two times his base salary,
(ii) two times his annual bonus for the last calendar year preceding termination, (iii) any accrued vacation pay, (iv) his annual bonus for the most recently completed fiscal year, to the extent such bonus has not yet been paid,
(v) a prorated portion of his bonus for the fiscal year during which such termination occurs, and (vi) any other amounts earned by Mr. Filipov prior to such termination but not previously paid. This payment is to be paid in a lump sum simultaneously with Mr. Filipov's termination following a Change in Control. The Filipov Agreement also provides for additional payments to Mr. Filipov in the event that any payments under the Filipov Agreement are subject to excise tax under the Code, such that Mr. Filipov retains an amount of such additional payments equal to the amount of such excise tax.

     In addition, if Mr. Filipov is so terminated within 24 months following a Change in Control, Mr. Filipov also will receive (a) immediate vesting of unvested stock options and stock grants with a period of six months following termination to exercise his options, (b) immediate vesting of all unvested units granted under the LTIP, (c) continuing insurance coverage for up to 24 months from termination, and (d) continuation of all other benefits in effect at the time of termination for up to 24 months from termination. In the event Mr. Filipov is terminated following a Change in Control, Mr. Filipov agrees not to compete with the Company for a period of 24 months from the date of his termination and to keep confidential certain information of the Company.

     The provisions of the Filipov Agreement dealing with a Change in Control remain in effect until the earliest of: (i) the termination of Mr. Filipov's employment prior to a Change in Control by the Company for Cause, by Mr. Filipov for any reason other than Good Reason or by reason of Mr. Filipov's death or Permanent Disability; (ii) the termination of Mr. Filipov's employment with the Company following a Change in Control by reason of death or Permanent Disability, by the Company for Cause or by Mr. Filipov for any reason other than Good Reason; or (iii) three years after the date of a Change in Control; however, the provisions of the Filipov Agreement dealing with a Change in Control terminate two years after their effective date if Mr. Filipov is still in the employ of the Company at such time and a Change in Control has not yet occurred and is not reasonably expected to occur within six months thereafter.

     The Company and each of Ernest R. Verebelyi and Eric I Cohen (each an "Executive") entered into a Change in Control and Severance Agreement as of April 1, 2000 (the "Executive Agreements"). Each of the Executive Agreements was scheduled to expire on March 31, 2002. The Board has authorized the CEO to negotiate an extension of the Executive Agreements with each of the Executives on terms no less favorable to the Company than those existing under the current Executive Agreements.

     If an Executive's employment with the Company is terminated within 24 months following a Change in Control, other than for Cause, by reason of death or Permanent Disability, or by the Executive without Good Reason (each as defined in the Executive Agreements), the Executive is to receive (i) two times his base salary, (ii) two times his annual bonus for the last calendar year preceding termination, and (iii) any accrued vacation pay. This payment is to be paid in a lump sum simultaneously with the Executive's termination following a Change in Control. The Executive Agreements also provide for additional payments to the Executives in the event that any payments under the Executive Agreements are subject to excise tax under the Code, such that the Executive retains an amount of such additional payments equal to the amount of such excise tax.

     In addition, if an Executive is so terminated within 24 months following a Change in Control, the Executive also will receive (a) immediate vesting of unvested stock options and stock grants with a period of six months following termination to exercise his options, (b) immediate vesting of all unvested units granted under the LTIP, (c) continuing insurance coverage for up to 24 months from termination, and (d) continuation of all other benefits in effect at the time of termination for up to 24 months from termination.

         In the event an Executive's employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason (other than in connection with a Change in Control), the Company is to pay the Executive (i) two times his base salary, (ii) two times his annual bonus for the last calendar year preceding termination and (iii) any accrued vacation pay in 24 equal monthly payments. In such event, the Executive would also have the right to exercise any stock options, LTIP awards or similar awards for at least six months following termination, and would continue to vest in options and stock awards granted under the Company's incentive plans for 24 months from the date of termination. In addition, the Company would also provide continuing insurance coverage and continuation of all other benefits in effect at the time of termination for up to 24 months from termination.

         As part of the Executive Agreements, the Executives agree to keep confidential certain Company information and to not disparage the Company. Each Executive Agreement remains in effect until the earliest of: (i) the termination of the Executive's employment prior to a Change in Control by the Company for Cause, by the Executive for any reason other than Good Reason or by reason of the Executive's death or Permanent Disability; (ii) the termination of the Executive's employment with the Company following a Change in Control by reason of death or Permanent Disability, by the Company for Cause or by the Executive for any reason other than Good Reason; or (iii) three years after the date of a Change in Control; however, each Executive Agreement terminates two years after its effective date if the Executive is still in the employ of the Company at such time and a Change in Control has not yet occurred and is not reasonably expected to occur within six months thereafter.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board, recommending compensation for executive officers, including the Named Executive Officers, during 2001 consisted of G. Chris Andersen, William H. Fike and David A. Sachs. There are no Compensation Committee interlocks or insider participation with respect to such individuals.

Compensation Committee Report

      Executive Compensation Philosophy

     The objectives of the Company's executive compensation program are to (i) attract and retain executives with the skills critical to the long-term success of the Company, (ii) motivate and reward individual and team performance in attaining business objectives and maximizing stockholder value and (iii) link a significant portion of compensation to appreciation in the price of the Company's stock, so as to align the interests of the executive officers with those of the stockholders.

     To meet these objectives, the total compensation program is designed to be competitive with the programs of other corporations of comparable revenue size in industries with which the Company competes for customers and executives and to be fair and equitable to both the employee and the Company. Consideration is given to the employee's overall responsibilities, professional qualifications, business experience, job performance, technical expertise and career potential and the combined value of these factors to the Company's long-term performance and growth.

      Executive Compensation Program

     Each year the Compensation Committee (the "Committee"), which is comprised entirely of outside directors, determines the compensation arrangements for the Company's executive officers, including the individuals whose compensation is detailed in this Proxy Statement. The executive compensation program has three principal components: salary, short-term incentive compensation (annual bonus) and long-term incentive compensation, each of which is described below. While the components of compensation are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual executive.

      Salary

     Salary is determined by evaluating the responsibilities of the position held, the individual's past experience, current performance and the competitive marketplace for executive talent. Salary ranges for the Company's executive officers compare to salary ranges of executives at companies of similar size, as reported in data available to the Committee.

      Annual Bonus

     In addition to salary, each executive officer is eligible for an annual bonus under the Company's general executive bonus plan. As discussed below, the bonus of the Chief Executive Officer (the "CEO") is determined under a different plan. Bonuses are paid for attainment of (i) Company operating profit and cash flow goals established annually and (ii) specific performance goals established for each executive officer at the beginning of each year. The Committee believes that bonuses paid to these individuals, including those whose compensation is reported in the Summary Compensation Table, reflect the level of achievement of Company goals and individual performance goals during 2001.

      Long-Term Incentive Compensation

         The purpose of long-term awards, currently in the form of stock options, grants of Common Stock including Restricted Stock, and grants under the LTIP, is to align the interests of the executive officers with the interests of the stockholders. Additionally, long-term awards offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. In determining stock option, Common Stock and LTIP grants, the Committee bases its decision on the individual's performance and potential to improve stockholder value and on the relationship of equity and objective performance goals to the other components of the individual's compensation.

      CEO Compensation

         The compensation of the CEO is determined pursuant to the principles stated above. Specific consideration is given to the CEO's responsibilities and experience in the industry and the compensation package of chief executive officers of comparable companies. In order to determine an appropriate overall level of compensation for Mr. DeFeo for 2001, the Committee retained an outside consultant and also considered information relating to the compensation of CEOs at comparable companies.

         In appraising the CEO's performance during 2001, the Committee noted that the Company's net income for 2001 was $12.8 million or $0.44 per share ($40.1 million or $1.39 per share excluding the impact of restructuring charges and special items), compared to 2000 net income of $95.1 million or $3.41 per share ($78.7 million or $2.82 per share excluding the impact of restructuring charges and special items). The Committee also considered that net sales for 2001 were approximately $1.8 billion, a decrease of 12% from the Company's 2000 net sales of approximately $2.0 billion. At the same time, the CEO significantly advanced the goal of improving the Company's capital structure and financial flexibility by overseeing the issuance of $300 million of 10-3/8% Senior Subordinated Notes due 2011 and $200 million of 9-1/4% Senior Subordinated Notes due 2011 and the sale of 5.75 million shares of Common Stock with proceeds to the Company of approximately $96 million. The Company used the funds from these debt and equity issuances to reduce bank debt and for general corporate purposes. These transactions enabled the Company to reduce its net debt to book capital ratio to 57%, the best this ratio has been since the Company was founded.

         The Committee took note that in 2001 Mr. DeFeo implemented a series of restructuring actions that reorganized the Company's operations into three new business segments to better service customers, created a new management structure and enhanced the Company's senior management team, and consolidated a number of plants, facilities and operations to reduce costs and improve manufacturing efficiencies with an accompanying reduction in workforce that is anticipated to generate savings in excess of $40 million.

         The Committee noted that the CEO guided the Company's acquisition in 2001 of CMI Corporation in the United States, the Jaques group of companies in Australia, Asia and the United States and Atlas Weyhausen GmbH in Germany, as well as the execution of an agreement for the Company to acquire the Schaeff Group of Companies in Germany in January 2002. The Company also disposed of its Brimont subsidiary in France in 2001 and executed an agreement to dispose of its Holland Lift subsidiary in the Netherlands in early 2002.


         The Committee also considered that, during 2001: the Company entered into the power generation business through its Terex Power group; received a significant order for material handlers estimated at $30 million from the United States Marine Corps; invested in Tatra, a Czech Republic truck manufacturer, and became involved in a joint venture with Tatra and STV USA to manufacture and market off-road heavy-duty vehicles; and continued to expand its Internet presence through the launch of its EarthKing and Terex mining parts websites and its involvement in ventures with such companies as FreeMarkets, EarthKing Performance and Safety Solutions, eConstruction Parts, FleetEdge, TaskPoint and Sourceright.

         The Committee also recognized that, since becoming CEO in 1995, Mr. DeFeo has been the principal architect in successfully transforming Terex and positioning the Company for the future.

         Under the 1998 annual incentive compensation plan, which was approved by stockholders in 1998, Mr. DeFeo earned a formula bonus for 2001, based on his achievement of predetermined performance goals, in the total amount of $550,000.

      Deductibility of Executive Compensation

         Section 162(m) of the Code limits to $1 million a year the deduction that a publicly held corporation may take for compensation paid to each of its chief executive officer and four other most highly compensated employees unless the compensation is "performance-based." Performance-based compensation must be based on the achievement of preestablished, objective performance goals under a plan approved by stockholders.

         In order to reduce or eliminate the amount of compensation that would not qualify for a tax deduction, should the compensation of the CEO or any other executive officer exceed $1 million in any year, the Company's 1998 annual incentive compensation plan and LTIP were submitted to and approved by stockholders at the Company's 1998 meeting and 1999 meeting, respectively, so that amounts earned thereunder by certain employees will qualify as performance-based.

                                                   COMPENSATION COMMITTEE

                                                   G. CHRIS ANDERSEN
                                                   WILLIAM H. FIKE
                                                   DAVID A. SACHS

Performance Graph

     The following stock performance graph is intended to show the Company's stock performance compared with that of comparable companies. The stock performance graph shows the change in market value of $100 invested in the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Diversified Machinery Index (the "Index") for the period commencing December 31, 1996 through December 31, 2001. The cumulative total stockholder return assumes dividends are reinvested. The stockholder return shown on the graph below is not indicative of future performance.

     The Index consists of the following companies, which are in similar lines of business as the Company: Caterpillar, Inc., Deere & Company, Dover Corporation and Ingersoll-Rand Company. The companies in the Index are weighted by market capitalization.

[Graphic - Graph illustrating Cumulative Total Return using the data below:
Source Georgeson Shareholder Communications Inc.]

 -----------------------------------------------------------------------------
                       Dec-96   Dec-97   Dec-98   Dec-99   Dec-00   Dec-01
 -----------------------------------------------------------------------------
 Terex Corp.            $100     $232     $282     $274     $160     $173
 -----------------------------------------------------------------------------
 S&P 500(R)             $100     $133     $171     $208     $189     $166
 -----------------------------------------------------------------------------
 S&P(R)Machinery        $100     $132     $110     $130     $125     $129
 (Diversified) Index
 -----------------------------------------------------------------------------

Copyright(C)2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         On March 2, 2000, Terex made a loan to Ronald M. DeFeo, the Chairman, Chief Executive Officer, President and Chief Operating Officer of the Company, in the amount of $3 million. Mr. DeFeo prepaid $950,000 of the principal amount of the loan in October 2000. The loan currently bears interest at 4.5% per annum and matures on March 31, 2005. The loan is fully recourse to Mr. DeFeo and is secured by shares of Common Stock owned by Mr. DeFeo and by payment of amounts earned by Mr. DeFeo under the LTIP. The terms of the loan require prepayment by Mr. DeFeo of some or all of the loan's outstanding balance upon the occurrence of certain events, including Mr. DeFeo's ceasing to be employed by the Company for any reason (including death or disability), Mr. DeFeo's failing to pay any amounts due under the loan, the attainment of certain Common Stock price targets and the payment to Mr. DeFeo of amounts under the LTIP.

         Certain former executive officers and directors of the Company and Marvin B. Rosenberg, a current director and former executive officer of the Company, are named along with the Company in an ongoing private litigation initiated by the End of the Road Trust, the successor to certain of the assets of the bankruptcy estate of Fruehauf Trailer Corporation, a former subsidiary of the Company. The Company expended approximately $2.4 million for legal fees and expenses in 2001 with respect to this matter, which included the defense of Mr. Rosenberg, as well as other former executive officers and directors of the Company. The Company is unable to separately determine the portion of these legal fees and expenses allocable to Mr. Rosenberg individually. The Company has reached an agreement in principle to settle this matter in a manner that will not have a material adverse effect on the Company's operations.

         In July and August 1999, the Company entered in a $500 million bank credit facility (the "1999 facility") with a syndicate of lenders. Ares Leveraged Investment Fund L.P. ("Ares") and Ares Leveraged Investment Fund II, L.P. ("Ares II"), affiliates of David A. Sachs, a director of the Company, participated as lenders under the 1999 facility for the amount of $14 million. Ares and Ares II also received a fee of $24,536 for participating as lenders under the 1999 facility. On March 6, 1998, the Company entered in a $500 million bank credit facility (the "1998 facility") with a syndicate of lenders. Ares participated as a lender under the 1998 facility for the amount of $15 million and received a fee of $18,750 for such participation. Ares, Ares II, Ares III CLO Ltd., Ares IV CLO Ltd., and Ares V CLO Ltd., other affiliates of Mr. Sachs (collectively, the "Ares Funds"), currently hold approximately $9 million of the Company's debt under the 1999 facility and the 1998 facility. Participation by Ares and Ares II as lenders under the 1999 facility and by Ares under the 1998 facility, and purchases of debt by all of the Ares Funds from time-to-time, have been in the ordinary course of business of the Ares Funds and on the same terms as all other lenders and purchasers of debt under the Company's 1999 and 1998 facilities.

         The Ares Funds also purchased $10 million principal amount of the Company's 8-7/8% Series C Senior Subordinated Notes issued on March 6, 1999 and $5 million principal amount of the Company's 10-3/8% Senior Subordinated Notes issued on March 29, 2001. The Ares Funds currently hold approximately $3.5 million of the Company's Senior Subordinated Notes. The purchase by the Ares Funds of the Company's Senior Subordinated Notes were made in the ordinary course of business by the Ares Funds and on the same terms as all other purchasers of such Senior Subordinated Notes.

         On September 25, 2000, Kevin Barr joined the Company as Vice President, Human Resources. In connection with Mr. Barr's relocation to Westport, Connecticut, on May 9, 2001, the Company made a non-interest bearing bridge loan to Mr. Barr in the amount of $155,000 to enable him to purchase a new home pending the sale of his previous residence. Mr. Barr has repaid the bridge loan in full.

         The Company intends that all transactions with affiliates are to be on terms no less favorable to the Company than could be obtained in comparable transactions with an unrelated person. The Board will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating their terms and provisions as are appropriate in light of the Board's fiduciary duties under Delaware law. In addition, the Company has an Audit Committee consisting solely of independent directors. One of the responsibilities of the Audit Committee is to review related party transactions. See "Audit Committee Report." All of the transactions with affiliates described above have been reviewed and approved by the Board and/or the Audit Committee.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and each person who is the beneficial owner of more than 10% of the Company's outstanding equity securities, to file with the SEC and the NYSE initial reports of ownership and changes in ownership of equity securities of the Company. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file such reports by the prescribed dates during 2001. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all reports filed with the SEC pursuant to
Section 16(a) of the Exchange Act.

         To the Company's knowledge, based solely on review of the copies of reports furnished to the Company and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Exchange Act applicable to the Company's officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2001.


                             AUDIT COMMITTEE REPORT

         The Audit Committee of the Board has reviewed and discussed the Company's audited financial statements with the management of the Company and the Company's independent accountants, PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees). The Audit Committee also has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP the independence of such independent accounting firm. The Audit Committee also has considered whether PricewaterhouseCoopers LLP's provision of non-audit services to the Company is compatible with the auditors' independence.

         Based on its review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements for the Company's fiscal year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 2001 for filing with the SEC.

         The Audit Committee's responsibility is to monitor and oversee the audit processes. However, the members of the Audit Committee are not certified public accountants, professional auditors or experts in the fields of accounting and auditing and rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants

                                                     AUDIT COMMITTEE

                                                     DAVID A. SACHS
                                                     DON DEFOSSET
                                                     DR. DONALD P. JACOBS


                       PROPOSAL 2: INDEPENDENT ACCOUNTANTS

         The firm of PricewaterhouseCoopers LLP has audited the consolidated financial statements of the Company for 2001. The Board of Directors, at the recommendation of the Audit Committee, desires to continue the service of this firm for 2002. Accordingly, the Board of Directors recommends to the stockholders ratification of the retention of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2002. If the stockholders do not approve PricewaterhouseCoopers LLP as the Company's independent accountants, the Board of Directors and the Audit Committee will reconsider this selection.

         Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

Audit Fees

         During the fiscal year ended December 31, 2001, PricewaterhouseCoopers LLP charged the Company $1,414,600 for professional services rendered by such firm for the audit of the Company's annual financial statements and review of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for that fiscal year.

Financial Information Systems Design and Implementation Fees

         During the fiscal year ended December 31, 2001, PricewaterhouseCoopers LLP did not provide the Company with professional services of this nature.

All Other Fees

         During the fiscal year ended December 31, 2001, PricewaterhouseCoopers LLP charged the Company $1,966,800 for all other services rendered by such firm other than those described in "Audit Fees" above. These fees were primarily for tax consulting, due diligence related to acquisition activity and internal audit services.

The Board of Directors recommends that the stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as independent accountants for 2002.

                    PROPOSAL 3: APPROVAL OF THE AMENDMENT OF
                    THE TEREX CORPORATION 2000 INCENTIVE PLAN

General

         Stockholders are being asked to approve an increase in the number of shares of Common Stock ("Shares") authorized for issuance pursuant to the Terex Corporation 2000 Incentive Plan (the "2000 Plan") from 2,000,000 Shares to 3,500,000 Shares. The amendment to Section 3.1 of the 2000 Plan is attached to this Proxy Statement as Appendix A. The 2000 Plan was adopted by the Board of Directors of the Company on March 8, 2000 and approved by the stockholders of the Company on May 11, 2000.

         The purpose of the 2000 Plan is to assist the Company in attracting and retaining selected individuals to serve as directors, officers, consultants, advisors and employees of the Company and its subsidiaries and affiliates who will contribute to the Company's success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentive inherent in the ownership of the Common Stock. The 2000 Plan authorizes the granting of (i) options ("Options") to purchase Shares, (ii) stock appreciation rights ("SARs"), (iii) stock purchase awards, (iv) restricted stock awards and (v) performance awards.

         To ensure that there are sufficient Shares available under the 2000 Plan to enable the Company to achieve the objectives of the 2000 Plan, the Company proposes to increase the aggregate number of Shares available under the 2000 Plan from 2,000,000 to 3,500,000. The Board of Directors adopted the proposed amendment to the 2000 Plan on March 28, 2002, subject to stockholder approval, and directed that the amendment to the 2000 Plan be submitted to the stockholders of the Company for their approval. Approval of the amendment to the 2000 Plan will require the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Meeting.

Common Stock Authorized

         The maximum number of Shares that may be the subject of awards under the 2000 Plan is proposed to be increased to 3,500,000 Shares. Shares covered by any unexercised portions of terminated Options, Shares forfeited by participants and Shares subject to any awards that are otherwise surrendered by a participant without receiving any payment or other benefit with respect thereto may again be subject to new awards under the 2000 Plan. In the event the purchase price of an Option is paid in whole or in part through the delivery of Shares, the number of Shares issuable in connection with the exercise of the Option shall not again be available for the grant of awards under the 2000 Plan. Shares subject to Options, or portions thereof, with respect to which SARs are exercised are not again available for the grant of awards under the 2000 Plan.

         No participant may be granted awards for more than 750,000 Shares under the 2000 Plan. The Shares to be issued or delivered under the 2000 Plan are authorized and unissued Shares, or issued Shares that have been acquired by the Company, or both.

2000 Plan Administration

         The 2000 Plan provides that a committee (the "Plan Committee") of the Board of Directors, consisting of not fewer than two members who are non-employee directors and outside directors, shall administer the 2000 Plan. The Board may remove from, add members to, or fill vacancies in the Plan Committee. The Plan Committee is authorized, subject to the provisions of the 2000 Plan, to establish such rules and regulations as it may deem appropriate for the proper administration of the 2000 Plan. Subject to the provisions of the 2000 Plan, the Plan Committee shall have authority, in its sole discretion, to grant awards under the 2000 Plan, to interpret the provisions of the 2000 Plan and, subject to the requirements of applicable law, to prescribe, amend, and rescind rules and regulations relating to the 2000 Plan or any award thereunder as it may deem necessary or advisable. The Plan Committee may delegate to the Chairman of the Board and/or the Chief Executive Officer of the Company the right to grant awards under the 2000 Plan on such terms and conditions as the Plan Committee may from time to time establish.

Eligibility

         Officers, employees, consultants, advisors and directors of the Company or any of its subsidiaries or affiliates as the Plan Committee shall select from time to time are eligible to receive awards under the 2000 Plan. As of March 1, 2002, approximately 7,350 people would be eligible to participate under the terms of the 2000 Plan. As of March 1, 2002, 142 people had received awards under the 2000 Plan.

Stock Option Awards

         Options granted under the 2000 Plan may be "Incentive Stock Options" meeting requirements of Section 422 of the Code or "Non-Qualified Stock Options" that do not meet such requirements. Only employees of the Company or its subsidiaries or affiliates may receive Incentive Stock Options under the 2000 Plan. The Committee may grant Options to purchase Shares at a price per share not less than 100% of the fair market value of such Share on the date of grant of such Option. For so long as the Common Stock is listed on the NYSE, fair market value is the closing price of a Share on the NYSE on the trading day immediately preceding the date of the award. The exercise price of any Option granted under the 2000 Plan cannot be reduced below its original exercise price without the approval of the Company's stockholders. The term of each Option will be determined by the Plan Committee, but generally will not exceed ten years from the date of grant.

SARs

         The 2000 Plan provides that SARs may be granted in connection with the grant of Options. Each SAR must be associated with a specific Option and must be granted at the time of grant of such Option. An SAR is exercisable only to the extent the related Option is exercisable. Upon the exercise of an SAR, the recipient is entitled to receive from the Company, without the payment of any cash (except for any applicable withholding taxes), up to, but no more than, an amount in cash or Shares equal to the excess of (A) the fair market value of one Share on the date of such exercise over (B) the exercise price of any related Option, multiplied by the number of Shares in respect of which such SAR shall have been exercised. Upon the exercise of an SAR, the related Option, or the portion thereof in respect of which such SAR is exercised, will terminate. Upon the exercise of an Option granted in tandem with an SAR, such tandem SAR will terminate.

Stock Purchase Awards

         The 2000 Plan also permits the grant of stock purchase awards. Participants who are granted a stock purchase award are provided with a stock purchase loan made by the Company to enable them to pay the purchase price for the Shares acquired pursuant to the award. A stock purchase loan will have a term of years to be determined by the Plan Committee and may be used only for the purchase of Shares pursuant to a stock purchase award. The purchase price of Shares acquired with a stock purchase loan is the fair market value of the Shares on the date of the award. The Plan Committee will determine the interest rate on a stock purchase loan.

Restricted Stock Awards

         The Company may grant restricted stock awards under the 2000 Plan. Such a grant gives a participant the right to receive Shares, subject to a risk of forfeiture based upon certain conditions, such as performance standards, length of service or other criteria as the Plan Committee may determine. Until all restrictions are satisfied, lapsed or waived, the Company will maintain custody over the restricted Shares but the participant will be able to vote the Shares and will be entitled to all distributions paid with respect to the Shares, as provided by the Plan Committee. During such restrictive period, the restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution. If a participant terminates employment with the Company prior to expiration of the forfeiture period, the participant forfeits all rights to the Shares.

Performance Awards

         The Plan Committee may grant, either alone or in addition to other awards granted under the 2000 Plan, performance awards based upon a participant's job performance. Performance awards entitle the participant to receive cash, Options, SARs, stock purchase awards, restricted stock awards, or any other form of property as the Plan Committee shall determine, if such participant achieves the measures of performance or other criteria established by the Plan Committee in its absolute discretion. The Plan Committee may designate certain performance awards as "Qualifying Performance Awards" intended to qualify for a tax deduction under the Code. The maximum amount of Qualifying Performance Awards that may be granted to any participant with respect to each calendar year (whether or not then vested) cannot exceed $5,000,000. Qualifying Performance Awards shall be made in a manner that satisfies Section 162(m) of the Code.

Amendment and Termination

         The Board of Directors may amend or modify the 2000 Plan, subject to any required stockholder approval. However, the Board may not amend the 2000 Plan to increase the number of Shares that may be the subject of awards under the 2000 Plan (other than for antidilution adjustments) without the approval of the Company's stockholders. The 2000 Plan will terminate by its terms and without any further action on March 8, 2010. No awards may be made after that date under the 2000 Plan, although awards outstanding under the 2000 Plan on such date will remain valid in accordance with their terms.

Antidilution Adjustments

         The number of Shares authorized to be issued under the 2000 Plan and subject to outstanding awards (and the grant or exercise price thereof) may be adjusted to prevent dilution or enlargement of rights in the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar capitalization change.

Federal Income Tax Consequences of Options

         The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2000 Plan based on federal income tax laws currently in effect. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

Tax Consequences to Participants

         Non-Qualified Stock Options. In general: (i) no income will be recognized by an optionee at the time a Non-Qualified Stock Option is granted;
(ii) at the time of exercise of a Non-Qualified Stock Option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the Shares and the fair market value of the Shares if they are non-restricted on the date of exercise; and (iii) at the time of sale of Shares acquired pursuant to the exercise of a Non-Qualified Stock Option, any appreciation (or depreciation) in the value of the Shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the Shares have been held.

         Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. For purposes of the alternative minimum tax, however, the difference between the option price and the fair market value of the Common Stock on the date of exercise is an adjustment in computing the optionee's alternative minimum taxable income. If Shares are issued to an optionee pursuant to the exercise of an Incentive Stock Option and no disposition of the Shares is made by the optionee within two years after the date of grant or within one year after the transfer of the Shares to the optionee (such disposition, a "Disqualifying Disposition"), then upon the sale of the Shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

         If Shares acquired upon the exercise of an Incentive Stock Option are disposed of in a Disqualifying Disposition, then the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the Shares at the time of exercise (or, if less, the amount realized on the disposition of the Shares in a sale or exchange) over the option price paid for the Shares.

         Special Rules Applicable to Directors and Officers. In limited circumstances where the sale of Common Stock that is received as the result of a grant of an award could subject a director or an officer to suit under Section 16(b) of the Exchange Act, the tax consequences to the director or officer may differ from the tax consequences described above.

Tax Consequences to the Company or Subsidiary

         To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, (i) such deduction is reasonable in amount, constitutes an ordinary and necessary business expense, is not subject to the $1,000,000 annual compensation limitation set forth in Section 162(m) of the Code and does not constitute an "excess parachute payment" within the meaning of
Section 280G of the Code, and (ii) any applicable withholding obligations are satisfied.

Grants Under the 2000 Plan

         As of March 1, 2002, since the inception of the 2000 Plan, Options to purchase 836,841 Shares had been granted under the 2000 Plan, restricted stock awards for 318,695 Shares had been granted under the 2000 Plan, and no SARs, stock purchase awards or performance awards had been granted under the 2000 Plan.

         During 2001, Options and restricted stock awards were granted under the 2000 Plan as follows:

o Options to purchase 255,000 Shares and restricted stock awards for 97,500 Shares were granted to the Named Executive Officers (one of whom was also a Director) as a group. For more details on these grants, including the allocation of Options and restricted stock awards among the Named Executive Officers, see "Executive Compensation - Summary Compensation Table - Long Term Compensation Awards" and "Executive Compensation - Stock Option Grants in 2001."

o Additional Options to purchase 122,500 Shares and restricted stock awards for 45,000 Shares were granted to all current executive officers of the Company (not including the Named Executive Officers) as a group.

o No options and no restricted stock awards were granted to the Directors (not including one Director who was also a Named Executive Officer) as a group.

o Additional Options to purchase 443,500 Shares and restricted stock awards for 171,195 Shares were granted to all employees of the Company (not including all current executive officers of the Company) as a group.

         During 2001, under the 2000 Plan, Options were granted at exercise prices ranging from $15.88 per share to $22.69 per share. On March 28, 2002, the closing price of a Share on the NYSE was $22.60.


Recommendation

         The Board of Directors believes that the approval of the amendment of the 2000 Plan to increase the number of Shares authorized for issuance is in the best interests of the Company and its stockholders because having sufficient Shares for award under the 2000 Plan will enable the Company to provide competitive equity incentives to directors, officers, consultants, advisors, and employees to enhance the profitability of the Company and increase stockholder value.


The Board of Directors recommends that the stockholders vote FOR approval of the amendment of the Terex Corporation 2000 Incentive Plan.


                                 OTHER BUSINESS

         The Board does not know of any other business to be brought before the Meeting. In the event any such matters are brought before the Meeting, the persons named in the enclosed Proxy will vote the Proxies received by them as they deem best with respect to all such matters.


                              STOCKHOLDER PROPOSALS

         All proposals of stockholders intended to be included in the proxy statement to be presented at the 2003 Annual Meeting of Stockholders must be received at the Company's offices at 500 Post Road East, Westport, Connecticut 06880, no later than December 2, 2002. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

         In addition, the Bylaws of the Company provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such a meeting, notice must be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, to nominate a candidate for election as a director at the Company's 2003 annual meeting or to propose business for consideration at such meeting, notice must be given between February 15, 2003 and March 17, 2003. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

                          ANNUAL REPORT TO STOCKHOLDERS


 The Company's 2001 Annual Report, which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 as filed with the SEC and the Company's financial statements for that fiscal year, is being mailed to stockholders of the Company with this Proxy Statement. The Annual Report does not constitute a part of the Proxy solicitation materials. Stockholders may, without charge, obtain copies of the Company's Annual Report on Form 10-K filed with the SEC. Requests for this report should be addressed to the Company's Secretary.


STOCKHOLDERS    ARE   URGED   TO    VOTE    THEIR    PROXIES    WITHOUT   DELAY.
A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.


                                             By Order of the Board of Directors


                                             Eric I Cohen
                                             Secretary

April 1, 2002
Westport, Connecticut

                                                                      APPENDIX A

                  AMENDED SECTION 3.1 OF THE TEREX CORPORATION
                               2000 INCENTIVE PLAN

                                    ARTICLE 3
                            SHARES SUBJECT TO AWARDS

3.1. Number of Shares. Subject to the adjustment provisions of Section 10.11 hereof, the maximum number of Shares that may be delivered pursuant to all Awards granted under this Plan shall be 3,500,000 Shares. This aggregate Share limit, as adjusted, shall constitute and be referred to as the "Share Limit." For purposes of this Section 3.1, the Shares that shall be counted toward the Share Limit shall include all Shares:

(1)  issued or issuable pursuant to Options that have been or may be exercised;

(2)  issued or issuable pursuant to Share Purchase Awards; and

(3)  issued as, or subject to issuance as, a Restricted Share Award.

                   THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

      Whether or not you plan to attend the Annual Meeting of Stockholders,

  you can ensure that your shares are represented at the meeting by completing,

                  signing and returning your proxy card below.



                         Please date, sign and mail your

                      proxy card back as soon as possible!



                         Annual Meeting of Stockholders

                                TEREX CORPORATION



                                  May 16, 2002







TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.


TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.


TO VOTE BY INTERNET

Please access the web page at www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.





                                    ------------------------
YOUR CONTROL NUMBER IS------------>|                        |
                                    ------------------------

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              OF TEREX CORPORATION
                               2002 ANNUAL MEETING

         The undersigned hereby appoints Ronald M. DeFeo and Eric I Cohen, and either one of them, proxies with power of substitution to act, by unanimous vote, or if only one votes or acts then by that one, to vote for the undersigned at the Annual Stockholders' Meeting of Terex Corporation, to be held at 10:00 A.M., local time, on May 16, 2002, at the offices of Terex Corporation, 500 Post Road East, Suite 320, Westport, Connecticut, and any adjournment or postponement thereof, as follows:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTORS NOMINATED IN ITEM 1, FOR THE RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS IN ITEM 2, FOR APPROVAL OF THE AMENDMENT OF THE TEREX CORPORATION 2000 INCENTIVE PLAN IN ITEM 3 AND IN THE DISCRETION OF THE BOARD OF DIRECTORS IN CONNECTION WITH ITEM 4.

Please mark your votes as in this example. X .

The Board of Directors recommends a vote FOR the election as directors of the named nominees and FOR Item 2 and Item 3.

1.  ELECTION OF DIRECTORS:    NOMINEES:   Ronald M. DeFeo, G. Chris Andersen,
                                          Don DeFosset, William H. Fike,
                                          Dr. Donald P. Jacobs, Marvin B.
                                          Rosenberg, David A. Sachs

    FOR all          WITHHOLD            (INSTRUCTION:  To withhold  authority
    nominees         AUTHORITY             to vote for anindividual nominee,
    listed at right  to vote for all       write that nominee's name on the
                    nominees listed        space provided below.)
                    at right

      [ ]             [ ]                ___________________________________

2.  RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS:

      FOR            AGAINST              ABSTAIN

      [ ]              [ ]                  [ ]

3.   APPROVAL OF THE AMENDMENT OF THE TEREX CORPORATION 2000 INCENTIVE PLAN:

      FOR            AGAINST              ABSTAIN

      [ ]              [ ]                  [ ]


4.   Upon such  other  business  as        PLEASE MARK, DATE, SIGN AND
     may  properly  come before the        RETURN THIS PROXY.
     meeting or any adjournments or
     postponements, hereby revoking
     any proxy heretofore given.


                                           ------------------------------------
                                               (Stockholder's Signature)

                                           ------------------------------------
                                               (Stockholder's Signature)

                                           Dated ________________________, 2002

                                           Please sign exactly as your
                                           name appears above and
                                           date. When signing as
                                           attorney, executor,
                                           administrator, trustee,
                                           guardian or as an officer
                                           signing for a corporation,
                                           please give your full
                                           title. If stock is held
                                           jointly, each owner must
                                           sign.

                                       2